Exhibit (c)(2)

Sogou Inc. Fairness Analysis Presented to the Special Committee of Independent Directors September 29, 2020 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates. CONFIDENTIAL

Duff & Phelps Disclaimer The following pages contain materials that are being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in its capacity as the Special Committee) of Sogou Inc. (“Sogou” or the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee. Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Table of Contents Introduction and Transaction Overview Valuation Analysis Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis

Introduction and Transaction Overview Section 01

Introduction and Transaction Overview The Engagement Duff & Phelps was retained by the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such). Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.001 per share, of the Company (each, a “Class A Share” or, collectively, the “Class A Shares”) and Class B ordinary shares, par value US$0.001 per share, of the Company (each, a “Class B Share” or, collectively, the “Class B Shares”, and together with the Class A Shares, the “Shares”), other than the Excluded Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing one Class A Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). The Proposed Transaction It is Duff & Phelps’ understanding that the Company, THL A21 Limited, a business company with limited liability organized under the laws of the British Virgin Islands (“THL”), and TitanSupernova Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of THL (“Parent”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated September 28, 2020. Pursuant to the Merger Agreement, among other things, Parent will merge with and into the Company, whereupon the separate corporate existence of Parent will cease to exist, with the Company surviving the merger and becoming a wholly-owned subsidiary of THL. In connection with such merger, (i) each Class A Share issued and outstanding (other than the Excluded Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive US$9.00 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive US$9.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. It is Duff & Phelps’ understanding that Parent, Sohu.com (Search) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Selling Shareholder”), and Sohu.com Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and the 100% parent of the Selling Shareholder, propose to execute a share purchase agreement (the “SPA”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated September 28, 2020. Pursuant to the SPA, the Selling Shareholder agrees to sell all Shares owned by it to Parent. For purposes of the Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares held by the Selling Shareholder; (b) Shares held by THL, Parent, the Company or any of their Subsidiaries; (c) the Restricted Shares; and (d) Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Share Incentive Plans; and (ii) “Subsidiaries”, “Restricted Shares”, “Depositary”, and “Share Incentive Plans” shall have the meanings set forth in the Merger Agreement.

Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: Reviewed the following documents: The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2015 through December 31, 2019 and the Company’s unaudited interim financial statements for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020 included in the Company’s Form 6-K filed with the SEC; The unaudited segment financial information for the Company for the years ended December 31, 2015 through December 31, 2019 and for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020, each provided by the management of the Company; Information regarding the Company’s long-term investments (“Long-term Investments”), including, among other information, unaudited book values recorded by the Company as of June 30, 2020 and latest financing information and the ownership by the Company of certain investments, each provided by the management of the Company; A detailed financial projection model for the Company for the years ending December 31, 2020 through December 31, 2025, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; A letter dated September 28, 2020 from the management of the Company, which made certain representations as to certain historical financial information for the Company, the Long-term Investments, and the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and Documents related to the Proposed Transaction, including a draft of the Merger Agreement and a draft of the SPA dated September 28, 2020; Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business; Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview
Ownership Summary

Sogou Inc. - Ownership

Current Shareholders	Class A Ordinary Shares (1)	Class B Ordinary Shares (1)	Total Ordinary Shares	% of Ownership	% of Voting Power
Buyer Group					
Tencent Holdings Limited (SEHK:700)	-	151,557,875	151,557,875	39.3%	52.4%
Total Buyer Group	-	151,557,875	151,557,875	39.3%	52.4%
Selling Shareholders					
Sohu.com Limited (NasdaqGS:SOHU)	3,717,250	127,200,000	130,917,250	33.9%	44.1%
Total Selling Shareholders	3,717,250	127,200,000	130,917,250	33.9%	44.1%
Board and Management					
Zhang, Charles (Chairman of the Board)	24,686,863	-	24,686,863	6.4%	0.9%
Wang, Xiaochuan (CEO & Director)	21,216,400	-	21,216,400	5.5%	0.7%
Other Management	2,264,313	-	2,264,313	0.6%	0.1%
Total Board and Management	48,167,576	-	48,167,576	12.5%	1.7%
Institutional Investors					
Alberta Investment Management Corporation	3,548,487	-	3,548,487	0.9%	0.1%
UBS Asset Management	3,449,730	-	3,449,730	0.9%	0.1%
Renaissance Technologies Corp.	2,592,310	-	2,592,310	0.7%	0.1%
The Vanguard Group, Inc.	1,807,283	-	1,807,283	0.5%	0.1%
Credit Suisse, Investment Banking and Securities Investments	1,508,032	-	1,508,032	0.4%	0.1%
Macquarie Investment Management Business Trust	1,500,000	-	1,500,000	0.4%	0.1%
Arrowstreet Capital, Limited Partnership	1,091,015	-	1,091,015	0.3%	0.0%
Krane Funds Advisors, LLC	1,010,506	-	1,010,506	0.3%	0.0%
Norges Bank Investment Management	985,484	-	985,484	0.3%	0.0%
Eastspring Investments (Singapore) Limited	796,442	-	796,442	0.2%	0.0%
Morgan Stanley, Investment Banking and Brokerage Investme	737,012	-	737,012	0.2%	0.0%
Dimensional Fund Advisors L.P.	286,558	-	286,558	0.1%	0.0%
BNP Paribas Securities Corp, Asset Management Arm	260,998	-	260,998	0.1%	0.0%
H&H International Investment, LLC	240,000	-	240,000	0.1%	0.0%
Merian Global Investors (UK) Limited	237,400	-	237,400	0.1%	0.0%
Top 15 Institutional Investors	20,051,257	-	20,051,257	5.2%	0.7%
Total Institutional Investors	21,981,940	-	21,981,940	5.7%	0.8%
Public Investors and Others	31,627,275	-	31,627,275	8.2%	1.1%
Total Shares Outstanding	105,494,041	278,757,875	384,251,916	99.6%	100.0%
RSUs & Options In-the-Money at Offer Price	1,430,790	-	1,430,790	0.4%	0.0%
Fully Diluted Shares Outstanding at Offer Price	106,924,831	278,757,875	385,682,706	100.0%	100.0%

(1) Each Class A Ordinary Share carries one vote per share; each Class B Ordinary Share carries ten votes per share

Note: Pursuant to a voting agreement between Sohu.com Limited and Tencent Holdings Limited, Sohu.com Limited controls Sogou Inc. and has the power to appoint a majority of the board of directors of Sogou Inc.

Note: Information presented above reflects ownership prior to the sale of shares owned by the Selling Shareholder to Parent

Source: SEC filings, Capital IQ, the management of the Company

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Introduction and Transaction Overview Trading Analysis Source: Capital IQ, SEC filings Sogou Inc. - Trading History July 29, 2019 to September 25, 2020 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 45,000 50,000 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) Prior to Offer at July 27, 2020. Current (9/25/20) Offer Price Premium Relative to: 4.7% 30 - Day VWAP (1) 83.0% 106.5% 115.1% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 56.5% $8.60 $4.92 $4.36 $4.18 $5.75 July 27, 2020 Sogou received a non - binding proposal from Tencent Holdings Limited (the “Buyer Group”) to acquire all of the outstanding ordinary shares of the Company that are not already beneficially owned by Tencent and its affiliates for US$9 per share in cash. November 4, 2019 Sogou reported Q3'19 financial results. The Company reported total revenue of USD314.9 million and net income of USD36.6 million for the three months ended September 30,2019 . August 5, 2019 Sogou reported Q2'19 financial results. The Company reported total revenue of USD303.6 million and net income of USD21.3 million for the three months ended June 30,2019 . May 18, 2020 Sogou reported Q1'20 financial results. The Company reported total revenue of USD257.3 million and net loss of USD31.6 million for the three months ended March 31,2020 . March 9, 2020 Sogou reported Q4'19 financial results. The Company reported total revenue of USD301.0 million and net income of USD35.0 million for the three months ended December 31,2019 . August 10, 2020 Sogou reported Q2'20 financial results. The Company reported total revenue of USD261.2 million and net loss of USD8.5 million for the three months ended June 30,2020 . Sogou Inc. Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post Offer Average Closing Price $4.36 Average Closing Price $8.63 High $5.75 High $8.74 Low $2.96 Low $8.42 Average Volume 1,167.0 Average Volume 3,064.2 % of ADSs Issued and Outstanding 0.3% % of ADSs Issued and Outstanding 0.8% % of Float 3.2% % of Float 8.5%

Introduction and Transaction Overview Proposed Transaction Note: Balance sheet data and LTM as of June 30, 2020. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income and expenses. (1) Reflects a 10% withholding tax discount on the onshore balance in excess of projected negative free cash flows and working capital deficit. (2) Reflects a 10% withholding tax discount on the onshore balance. (3) Reflects value implied from latest financing round (per Company management) for investments in Zhihu, Tulip and Youyi Technology and book value of other investments as of June 30, 2020; after application of a 10% withholding tax discount for onshore investments. (4) Includes deposits for rental expenses and loan to employees; after application of a 10% withholding tax discount. Sogou Inc. - Offer Price Premium Relative To ADS Implied Price Premium ADS price as of 9/25/20 $8.60 4.7% One-day prior (7/24/20) $5.75 56.5% One-week prior (7/20/20) $4.64 94.0% 30-days trailing VWAP prior to July 27, 2020 $4.92 83.0% 60-days trailing VWAP prior to July 27, 2020 $4.36 106.5% 90-days trailing VWAP prior to July 27, 2020 $4.18 115.1% Offer Price $9.00 Source: Capital IQ and SEC filings Sogou Inc. - Implied Multiples (USD in millions, except per ADS data) Offer $9.00 Fully Diluted ADSs Issued and Outstanding (millions) 385.7 1.00 Implied Equity Value $3,471.1 Less: Proceeds from Exercise of Options (1.43) (0.2) Less: Cash and Short-term Investments (1) (8,311.46) (1,218.0) Less: Restricted Cash (2) (39.36) (5.8) Less: Long-term Investments (3) (916.07) (134.2) Less: Other Assets (4) (48.95) (7.2) Plus: Non-controlling Interest 1.59 0.2 Plus: Working Capital Deficit 860.00 126.0 0.03 Implied Enterprise Value $2,232.0 Implied Offer Multiples: EV / 3-Year Average EBITDA $145 15.4x EV / LTM EBITDA $72 30.9x EV / 3-Year Average EBIT $86 25.9x EV / LTM Revenue $1,167 1.91x EV / 2020 Revenue $1,012 2.22x EV / 2021 Revenue $999 2.21x EV / 2022 Revenue $1,170 1.84x

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

	Low		High	Offer Price
Enterprise Value Range	¥9,950,000	-	¥14,270,000	
Plus: Proceeds from Exercise of Options	1,431		1,431	
Plus: Cash and Short-term Investments (1)	8,311,456	-	8,311,456	
Plus: Restricted Cash (2)	39,357	-	39,357	
Plus: Long-term Investments (3)	916,074	-	916,074	
Plus: Other Assets (4)	48,954	-	48,954	
Less: Non-controlling Interest	(1,593)	-	(1,593)	
Less: Working Capital Deficit	(860,000)	-	(860,000)	
Equity Value Range	¥18,405,679	-	¥22,725,679	
Fully Diluted ADSs Issued and Outstanding	385,682,706	-	385,682,706	
Value Per ADS Range (RMB)	¥47.72	-	¥58.92	
RMB to USD FX rate (as of 9/25/2020)	6.82		6.82	
Value Per ADS Range (USD)	$6.99	-	$8.63	$9.00
Implied Valuation Multiples				
EV / 3-Year Average EBITDA	10.1x	-	14.5x	15.4x
EV / LTM EBITDA	20.2x	-	28.9x	30.9x
EV / 3-Year Average EBIT	16.9x	-	24.2x	25.9x
EV / LTM Revenue	1.25x	-	1.79x	1.91x
EV / 2020 Revenue	1.45x	-	2.08x	2.22x
EV / 2021 Revenue	1.44x	-	2.07x	2.21x
EV / 2022 Revenue	1.20x	-	1.73x	1.84x

(1) Reflects a 10% withholding tax discount on the onshore balance in excess of projected negative free cash flows and working capital deficit.

(2) Reflects a 10% withholding tax discount on the onshore balance.

(3) Reflects value implied from latest financing round (per Company management) for investments in Zhihu, Tulip and Youyi Technology and book value of other investments as of June 30, 2020; after application of a 10% withholding tax discount for onshore investments.

(4) Includes deposits for rental expenses and loan to employees; after application of a 10% withholding tax discount.

Note: Balance sheet data and LTM as of June 30, 2020. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income and expenses.

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Valuation Analysis Section 02

Valuation Analysis Historical and Projected Financial Performance Historical and Projected Financial Performance (RMB in thousands) YTD YTD LTM Management Projections 2015A 2016A 2017A 2018A 2019A 6/30/2019 6/30/2020 6/30/2020 2020P 2021P 2022P 2023P 2024P 2025P Search and Search-Related Revenue  3 , 358 , 472  3 , 959 , 289  5 , 380 , 423  6 , 789 , 473  7 , 402 , 150  3 , 456 , 999  3 , 363 , 377  7 , 308 , 528  6 , 135 , 672  5 , 879 , 305  6 , 946 , 261  8 , 588 , 374  10 , 591 , 100  12 , 596 , 232 Growth 17.9% 35.9% 26.2% 9.0% 10.7% (2.7%) 2.6% (17.1%) (4.2%) 18.1% 23.6% 23.3% 18.9% Other Revenue  333 , 166  427 , 471  732 , 441  654 , 535  689 , 108  316 , 061  281 , 191  654 , 237  728 , 209  1 , 007 , 581  1 , 250 , 618  1 , 463 , 740  1 , 717 , 192  1 , 987 , 889 Growth 28.3% 71.3% (10.6%) 5.3% (17.0%) (11.0%) 10.9% 5.7% 38.4% 24.1% 17.0% 17.3% 15.8% New Business Revenue  0  0  0  0  0  0  67  67  67  15 , 000  67 , 000  250 , 000  500 , 000  1 , 000 , 000 Growth NM NM NM NM NM NM NM NM NM 346.7% 273.1% 100.0% 100.0% Net Revenue  3 , 691 , 638  4 , 386 , 761  6 , 112 , 863  7 , 444 , 008  8 , 091 , 258  3 , 773 , 060  3 , 644 , 635  7 , 962 , 833  6 , 863 , 948  6 , 901 , 886  8 , 263 , 879  10 , 302 , 114  12 , 808 , 292  15 , 584 , 120 Growth 18.8% 39.3% 21.8% 8.7% 7.7% (3.4%) 3.2% (15.2%) 0.6% 19.7% 24.7% 24.3% 21.7% Adjusted Gross Profit  2 , 363 , 600  2 , 633 , 349  3 , 404 , 579  3 , 311 , 076  3 , 491 , 459  1 , 446 , 630  958 , 866  3 , 003 , 695  1 , 956 , 311  2 , 170 , 843  2 , 804 , 016  3 , 825 , 754  5 , 308 , 943  6 , 597 , 959 Margin % 64.0% 60.0% 55.7% 44.5% 43.2% 38.3% 26.3% 37.7% 28.5% 31.5% 33.9% 37.1% 41.4% 42.3% Adjusted EBITDA  903 , 481  784 , 667  1 , 132 , 106  804 , 443  1 , 025 , 399  285 , 955 -  246 , 347  493 , 097 -  608 , 826 -  634 , 846 -  199 , 995  457 , 423  1 , 516 , 831  2 , 342 , 310 Margin % 24.5% 17.9% 18.5% 10.8% 12.7% 7.6% (6.8%) 6.2% (8.9%) (9.2%) (2.4%) 4.4% 11.8% 15.0% Growth (13.2%) 44.3% (28.9%) 27.5% (43.9%) NM (15.1%) NM NM NM NM 231.6% 54.4% Adjusted EBIT  699 , 918  550 , 424  797 , 756  394 , 619  575 , 160  53 , 289 -  454 , 037  67 , 834 -  998 , 808 -  1 , 046 , 482 -  630 , 602  5 , 937  1 , 048 , 684  1 , 856 , 778 Margin % 19.0% 12.5% 13.1% 5.3% 7.1% 1.4% (12.5%) 0.9% (14.6%) (15.2%) (7.6%) 0.1% 8.2% 11.9% Growth (21.4%) 44.9% (50.5%) 45.8% (83.1%) NM (48.8%) NM NM NM NM NM 77.1% Capital Expenditures (1)  383 , 175  576 , 740  433 , 334  509 , 545  214 , 050  143 , 667  68 , 027  138 , 410  281 , 422  282 , 977  338 , 819  422 , 387  525 , 140  638 , 949 % of Net Revenue 10.4% 13.1% 7.1% 6.8% 2.6% 3.8% 1.9% 1.7% 4.1% 4.1% 4.1% 4.1% 4.1% 4.1% % of EBITDA 42.4% 73.5% 38.3% 63.3% 20.9% 50.2% NM 28.1% NM NM NM 92.3% 34.6% 27.3% Net Working Capital -  1 , 551 , 639 -  1 , 975 , 033 -  2 , 122 , 086 -  1 , 858 , 026 -  2 , 034 , 783 -  2 , 696 , 022 -  1 , 747 , 174 -  1 , 630 , 679 -  1 , 778 , 717 -  2 , 176 , 223 -  2 , 517 , 207 -  3 , 216 , 116 % of Net Revenue (42.0%) (45.0%) (34.7%) (25.0%) (25.1%) (33.9%) (25.5%) (23.6%) (21.5%) (21.1%) (19.7%) (20.6%) (1) Capital expenditures includes purchases of intangible assets. Note: Financial performance metrics presented are adjusted to exclude non-recurring income and expenses. Source: Company filings, management of the Company

Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2020 through 2025 (excluding public company expenses, as provided by the management of the Company), discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the DCF analysis. Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 12.0% to 14.0%, derived from the Capital Asset Pricing Model. The following is a summary of the Management Projections utilized in the discounted cash flow analysis: Net revenue increases at a compound annual growth rate (“CAGR”) of 11.5% from 2019 to 2025. Net revenue is projected to decline 15.2% in 2020 to ¥6.9 billion before increasing to ¥15.6 billion by 2025, reflecting a CAGR of 17.8% from 2020 to 2025. Gross margin averages 35.8% from 2020 to 2025, increasing from 28.5% in 2020 to 42.3% by 2025. EBITDA is projected to be negative from 2020 to 2022 before turning positive in 2023. EBITDA margin is projected to reach 15.0% by 2025 and averages 1.8% from 2020 to 2025. Total purchase of fixed assets and purchases of intangible assets averages 4.1% of net revenue from 2020 to 2025. Net working capital averages -22.0% of net revenue from 2020 to 2025.

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	LTM	2020P	2021P	2022P	2023P	2024P	2025P	Terminal Year
Net Revenue	¥7,962,833	¥6,863,948	¥6,901,886	¥8,263,879	¥10,302,114	¥12,808,292	¥15,584,120	¥15,584,120
Growth	*3.2%*	*(15.2%)*	*0.6%*	*19.7%*	*24.7%*	*24.3%*	*21.7%*	
EBITDA	¥493,097	-¥608,826	-¥634,846	-¥199,995	¥457,423	¥1,516,831	¥2,342,310	¥2,342,310
Margin	*6.2%*	*(8.9%)*	*(9.2%)*	*(2.4%)*	*4.4%*	*11.8%*	*15.0%*	*15.0%*
Growth	*(15.1%)*	*NM*	*NM*	*NM*	*NM*	*231.6%*	*54.4%*	
		2H 2020						
Earnings Before Interest and Taxes		-¥544,771	-¥1,046,482	-¥630,602	¥5,937	¥1,048,684	¥1,856,778	¥1,735,308
Pro Forma Taxes		0	0	0	0	0	0	(90,436)
Net Operating Profit After Tax		(544,771)	(1,046,482)	(630,602)	5,937	1,048,684	1,856,778	1,644,872
Depreciation		180,662	407,192	425,959	446,611	463,093	480,289	592,197
Amortization		1,630	4,444	4,649	4,875	5,054	5,242	14,805
Capital Expenditures (1)		(213,394)	(282,977)	(338,819)	(422,387)	(525,140)	(638,949)	(638,949)
(Increase) / Decrease in Working Capital (2)		(91,745)	(116,495)	148,038	397,506	340,984	698,909	176,886
Free Cash Flow (3)		-¥667,618	-¥1,034,318	-¥390,776	¥432,542	¥1,332,675	¥2,402,270	¥1,789,811

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	5.50%	5.50%
Weighted Average Cost of Capital	14.00%	12.00%
Enterprise Value Range	**¥9,950,000**	**¥14,270,000**

Implied Valuation Multiples		Low	High
EV / 3-Year Average EBITDA	¥987,316	10.1x	14.5x
EV / LTM EBITDA	¥493,097	20.2x	28.9x
EV / 3-Year Average EBIT	¥589,178	16.9x	24.2x
EV / LTM Revenue	¥7,962,833	1.25x	1.79x
EV / 2020 Revenue	¥6,863,948	1.45x	2.08x
EV / 2021 Revenue	¥6,901,886	1.44x	2.07x
EV / 2022 Revenue	¥8,263,879	1.20x	1.73x

(1) Capital expenditures includes purchases of intangible assets.

(2) Working capital change in 2020 reflects normalized level.

(3) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data and LTM as of June 30, 2020. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income and expenses.

14

DUFF & PHELPS

Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis Duff & Phelps selected six publicly traded companies that were deemed relevant to its analysis. Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to revenue, EBITDA and EBIT. Selected M&A Transactions Analysis Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Due to the limited comparability of the financial metrics of the selected public companies and the targets in the selected M&A transactions relative to those of the Company, rather than applying a range of selected multiples from a review of the public companies and M&A transactions, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that we deemed relevant. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN				
Company Name	3-YR CAGR	LTM	2020	2021	2022	3-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022
Alphabet Inc.	21.5%	12.0%	7.1%	20.6%	16.2%	17.3%	3.0%	-3.7%	27.2%	16.2%	30.8%	27.7%	26.7%	28.2%	28.2%
Baidu, Inc. (1)	15.2	0.1	-1.6	13.1	11.4	-3.0	68.4	20.0	24.8	15.2	18.5	16.1	14.5	16.0	16.6
Z Holdings Corporation	7.2	13.2	12.9	7.5	26.8	-0.7	32.7	16.0	16.7	19.8	22.6	23.6	22.8	24.8	23.4
NAVER Corporation	17.9	17.0	16.7	16.2	12.2	-1.2	19.3	19.5	34.4	19.8	23.1	19.2	18.8	21.7	23.1
Yandex N.V.	32.2	23.3	25.8	43.2	26.0	31.7	-11.3	-2.5	47.9	40.0	28.4	22.9	21.2	21.9	24.3
Kakao Corp.	28.0	27.3	28.6	23.4	19.6	22.6	103.6	56.2	43.4	20.8	12.4	16.2	16.8	19.5	19.7
Mean	**20.3%**	**15.5%**	**14.9%**	**20.7%**	**18.7%**	**11.1%**	**36.0%**	**17.6%**	**32.4%**	**22.0%**	**22.6%**	**21.0%**	**20.1%**	**22.0%**	**22.5%**
Median	**19.7%**	**15.1%**	**14.8%**	**18.4%**	**17.9%**	**8.3%**	**26.0%**	**17.8%**	**30.8%**	**19.8%**	**22.8%**	**21.0%**	**20.0%**	**21.8%**	**23.3%**
Baidu Core Business (2)											31.5%	31.3%	31.9%	28.0%	25.3%
Sogou Inc (3)	**22.6%**	**3.2%**	**-15.2%**	**0.6%**	**19.7%**	**9.3%**	**-15.1%**	**NM**	**NM**	**NM**	**14.0%**	**6.2%**	**-8.9%**	**-9.2%**	**-2.4%**

Notes:
(1) EBITDA metrics of Baidu, Inc. are after amortization of licensing.
(2) Baidu Core Business is Baidu, Inc. excluding the iQIYI segment. Historical financial information based on segment data from SEC filings. Financial projections based on the difference between Baidu, Inc. and iQIYI, Inc. projections from equity research reports.
(3) Sogou Inc.'s financial performance metrics presented are adjusted to exclude non-recurring income and expenses. Projected metrics reflect the Management Projections.

LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings, Management Projections

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DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF														
Company Name	Stock Price on 9/25/20	% of 52-Wk High	Enterprise Value	3-YR AVG EBITDA	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	3-YR AVG EBIT	LTM EBIT	2020 EBIT	2021 EBIT	2022 EBIT	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
Alphabet Inc.	$1,439.06	83.8	$904,272	21.6x	19.6x	19.5x	15.3x	13.2x	27.7x	27.1x	27.5x	20.7x	17.1x	5.45x	5.22x	4.33x	3.72x
Baidu, Inc. (1)	123.79	85.7	30,567	11.9	12.2	13.6	10.9	9.5	16.9	19.4	21.4	15.7	10.1	1.98	1.97	1.74	1.56
Z Holdings Corporation	6.30	92.0	32,868	16.2	13.5	13.4	11.5	9.6	22.1	20.8	20.8	15.8	14.3	3.19	3.06	2.84	2.24
NAVER Corporation	250.65	87.0	32,035	29.8	27.7	26.1	19.5	16.2	40.0	45.6	36.2	25.2	20.2	5.32	4.90	4.22	3.76
Yandex N.V.	63.31	92.8	21,037	43.9	38.9	35.2	23.8	17.0	NM	NM	57.4	36.8	25.1	8.89	7.46	5.21	4.13
Kakao Corp.	298.66	85.3	23,373	NM	49.1	41.6	29.0	24.0	NM	NM	62.7	39.3	30.5	7.97	6.97	5.65	4.72
Mean				24.7x	26.9x	24.9x	18.3x	14.9x	26.7x	28.2x	37.7x	25.6x	19.6x	5.47x	4.93x	4.00x	3.36x
Median				21.6x	23.7x	22.8x	17.4x	14.7x	24.9x	24.0x	31.9x	22.9x	18.7x	5.38x	5.06x	4.27x	3.74x
Baidu Core Business (2)														1.02x	1.04x	0.92x	0.84x

Notes:

(1) EBITDA metrics of Baidu, Inc. are after amortization of licensing.

(2) Baidu Core Business is Baidu, Inc. excluding the iQIYI segment. Historical financial information based on segment data from SEC filings. Financial projections based on the difference between Baidu, Inc. and iQIYI, Inc. projections from equity research reports. Enterprise value calculated by adjusting Baidu, Inc.'s enterprise value to exclude the market value of its stake in iQIYI, non-controlling interest attributable to iQIYI, and cash, debt, and investments attributable to iQIYI.

LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents) - (Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT = Earnings Before Interest and Taxes

Source: Capital IQ, Bloomberg, company filings, press releases

17

DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced Date	Target Name	Target Business Description	Acquirer Name	Enterprise Value	Equity Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / EBITDA	EV / EBIT	EV / Revenue
7/12/20	Webcentral Group Limited	Offers digital marketing solutions such as search engine optimization, search engine advertising and cloud professional and managed services.	Web.com Group, Inc.	$59	$8	$58	$7	$1	12.2%	8.3x	47.4x	1.02x
4/2/20	58.com Inc.	Operates various multi-category online classifieds platforms and vertical listing platforms that enable local businesses and consumers to connect, share information, and conduct business.	General Atlantic; Warburg Pincus; Ohio River Investment; Ocean Link Partners; THL E Limited; Huang River Investment	$7,987	$9,002	$2,131	$813	$729	38.2%	9.8x	11.0x	3.75x
9/3/19	Team Internet AG	Provides services in the direct navigation search market.	CentralNic Group Plc	$51	$48	$68	$11	NA	15.9%	4.8x	NA	0.76x
6/20/18	Web.com Group, Inc.	Provides a range of Internet services to small businesses.	Siris Capital Group, LLC	$2,035	$1,422	$751	$142	$83	18.9%	14.3x	24.6x	2.71x
5/9/18	Mitula Group Limited	Owns, operates, and manages vertical search Websites.	LIFULL Co., Ltd.	$145	$160	$27	$7	$5	27.5%	19.5x	27.9x	5.36x
11/26/17	Bazaarvoice, Inc.	Provides marketing tools to retailer and brand clients.	Marlin Equity Partners, LLC; Marlin Equity IV LP; Marlin Equity V	$456	$516	$206	$1	NA	0.4%	NM	NA	2.21x
7/24/17	WebMD Health Corp.	Provides health information to consumers, physicians and other healthcare professionals through its Websites, mobile apps and health-focused publications.	MH SUB I, LLC	$2,641	$2,527	$709	$185	$167	26.0%	14.3x	15.8x	3.73x
6/20/17	ARI Network Services, Inc.	Provides business management software solutions and digital marketing services.	True Wind Capital Management, L.P.; True Wind Capital, L.P.	$138	$123	$51	$7	$4	12.8%	21.1x	35.6x	2.69x
8/25/16	Oneclickretail.com LLC	Provides eCommerce data measurement, sales analytics, and search optimization services for brand manufacturers.	Ascential plc	$225	$44	$5	$3	NA	69.4%	66.2x	NA	45.92x
7/23/16	Yahoo! Inc., Operating Business	Operates online advertising services.	Verizon Communications Inc.	$4,476	$4,476	$5,169	$381	($127)	7.4%	11.8x	NM	0.87x
6/27/16	ReachLocal, Inc.	Provides online marketing and reporting solutions to small and medium-sized businesses.	Gannett Co., Inc.	$158	$139	$362	NA	NA	NA	NA	NA	0.44x
2/11/16	Yodle, Inc.	Provides online marketing services including local search placement to local business owners.	Web.com Group, Inc.	$418	$300	$208	NA	NA	NA	NA	NA	2.01x
				Mean						18.9x	27.0x	5.95x
				Median						14.3x	26.2x	2.45x

Source: Capital IQ, Bloomberg, company filings, press releases

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DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis – Implied Multiples Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands)

Metric	Public Companies Range	Public Companies Median	Baidu	Baidu Core Business	M&A Transactions Median	Company Performance	DCF Analysis Enterprise Value Range		
							¥9,950,000	-	¥14,270,000
							Implied Multiples		
EV / 3-Year Average EBITDA	11.9x - 43.9x	21.6x	11.9x		NA	¥987,316	10.1x	-	14.5x
EV / LTM EBITDA	12.2x - 49.1x	23.7x	12.2x		14.3x	¥493,097	20.2x	-	28.9x
EV / 3-Year Average EBIT	16.9x 40.0x	24.9x	16.9x		NA	¥589,178	16.9x	-	24.2x
EV / LTM EBIT	19.4x - 45.6x	24.0x	19.4x		26.2x	¥67,834	NM	-	NM
EV / LTM Revenue	1.98x - 8.89x	5.38x	1.98x	1.02x	2.45x	¥7,962,833	1.25x	-	1.79x
EV / 2020 Revenue	1.97x - 7.46x	5.06x	1.97x	1.04x	NA	¥6,863,948	1.45x	-	2.08x
EV / 2021 Revenue	1.74x - 5.65x	4.27x	1.74x	0.92x	NA	¥6,901,886	1.44x	-	2.07x
EV / 2022 Revenue	1.56x - 4.72x	3.74x	1.56x	0.84x	NA	¥8,263,879	1.20x	-	1.73x

Note: LTM as of June 30, 2020. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income and expenses.

Observations

- Sogou is smaller than all of the selected public companies and has lower historical and projected EBITDA margins than most of the selected public companies. Sogou's near-term projected growth metrics are also lower than those of the selected public companies overall.
- Baidu operates the leading search engine in China, while Sogou is considerably smaller and operates the second largest search engine in China. Sogou's profitability margins are lower than those of Baidu, as Sogou has less operating leverage due to lower revenues. Sogou also has relatively higher traffic acquisition costs than Baidu, as it generates relatively less organic traffic than Baidu.
- Due to Sogou's negative EBITDA and EBIT metrics for 2020, 2021 and 2022, Duff & Phelps reviewed implied enterprise value to revenue multiples for Sogou resulting from its DCF analysis relative to the revenue multiples of the selected public companies, as well as Sogou's implied multiples of historical EBITDA and EBIT metrics relative to those of the selected public companies.
- Duff & Phelps also reviewed certain financial performance metrics and implied valuation multiples for Sogou relative to metrics and implied multiples for Baidu's core business (i.e., Baidu excluding iQIYI).
- The implied valuation multiples resulting from Duff & Phelps' DCF analysis relative to those of the selected public companies, Baidu, and Baidu's core business are summarized in the table above.

19

DUFF & PHELPS